Exhibit 99.1

BGC Partners Reports Third Quarter 2011 Financial Results

Declares Quarterly Dividend

Conference Call to Discuss Results Scheduled for Today

NEW YORK, NY— October 27, 2011—BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial markets, today reported its financial results for the quarter ended September 30, 2011.

Select Third Quarter 2011 Results Compared to the Year-Earlier Period

•	Pre-tax distributable earnings[1] improved by 32.2 percent to $62.6 million or $0.24 per fully diluted share, compared with $47.3 million or $0.20 per fully diluted share.
•	Post-tax distributable earnings improved by 32.6 percent to $52.3 million or $0.20 per fully diluted share, compared with $39.5 million or $0.17 per fully diluted share.
•	Revenues as used to calculate distributable earnings grew by 16.4 percent to $380.5 million, compared with $327.0 million.
•	Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 16.4 percent to $379.9 million, compared with $326.5 million.
•	GAAP (loss) income from operations before income taxes was ($4.5) million, compared with $26.4 million.
•	GAAP net (loss) income for fully diluted shares was ($2.0) million or ($0.02) per share, compared with $16.0 million or $0.07 per share.
•

On October 26, 2011, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on November 28, 2011 to Class A and Class B common stockholders of record as of November 14, 2011. This represents an increase of 21.4 percent year-over-year.

Management Comments on Financial Results

“BGC generated double-digit percentage improvements year-over-year in brokerage revenues across all four of our asset classes,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners. “I am also pleased to report that our common dividend per share will be 21.4 percent greater than in the third quarter of 2010. At least 70 percent of the dividends paid per share in 2011 are expected to be a nontaxable return of capital to common stockholders, which is an improvement from the 50 percent we had previously expected.

“Earlier this month, BGC closed the acquisition of all of the outstanding shares of Newmark & Company Real Estate, Inc. (or ‘Newmark’), a leading U.S. commercial real estate brokerage and advisory firm serving corporate and institutional clients, plus a controlling interest in its affiliated companies, encompassing approximately 425 brokers. Newmark operates as ‘Newmark Knight Frank’ in the U.S. and is associated with London-based Knight Frank. We expect the transaction to be accretive to BGC in its first year.”

[1]

See the sections of this release entitled “Distributable Earnings,” “Distributable Earnings Results Compared with GAAP Results,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.

Mr. Lutnick added: “Looking ahead, we expect the addition of experienced brokers and salespeople across Rates, Credit, Foreign Exchange, Equities, and Commercial Real Estate, along with our world-class technology platform and BGC’s partnership structure, will continue to drive further expansion of BGC’s market share and profitability.”

Shaun D. Lynn, President of BGC, said: “During the quarter, BGC benefited from ongoing volatility related to sovereign debt concerns and economic uncertainty, which drove activity across our desks in Rates, Equities, Foreign Exchange, and Credit. These robust volumes, along with our continuing and significant investment in our proprietary technology, enabled us to increase revenue per front office employee by over 14 percent year-over-year.

“During sustained periods of market turbulence, our customers value the insight our brokers provide across a range of asset classes. In very volatile times, fully electronic trading generally thrives for established products, such as our U.S. Treasuries business, while voice brokerage tends to do relatively better for newer e-brokered products. BGC has invested heavily in our hybrid broking model to enable our brokers to service their clients’ needs using multiple execution methods under various market conditions.

“To maintain our industry-leading hybrid platform, we have continued to add talented voice brokers even as we expand the number of products offering fully electronic trading across different asset classes and geographies. BGC now offers e-broking on more than 80 out of approximately 220 desks, compared with approximately 60 of 200 a year ago. This expansion, along with strong industry volumes, enabled us to grow our third quarter e-broking revenues in Rates by almost 40 percent and in Credit by more than 50 percent year-over-year.

“BGC’s overall revenues related to fully electronic trading grew by 28.5 percent year-over-year to $38.9 million. These strong results included our continued progress from the fully electronic trading of interest rate derivatives. Since the first such desk launched in late August 2010 through the end of September, 2011, BGC e-brokered more than 10,300 interest rate derivatives transactions with a notional volume of over $940 billion.”

Mr. Lynn concluded: “We are confident that BGC’s success in e-broking will drive further revenue and earnings growth as we continue to invest approximately $120 million a year in technology.”

Third Quarter Revenues

For the third quarter of 2011, revenues for distributable earnings were $380.5 million, compared with $327.0 million a year earlier. BGC’s GAAP revenues were $379.9 million in the third quarter of 2011, compared with $326.5 million a year earlier. In the year ago quarter, BGC recorded $11.6 million in “other revenues” due to a favorable Financial Industry Regulatory Authority arbitration ruling pertaining to Refco Securities’ fixed-fee U.S. Treasury contract.

For the third quarter of 2011, brokerage revenues increased by 22.0 percent to $356.5 million, compared with $292.3 million in the prior year quarter. Rates revenues were $151.8 million, Credit revenues were $83.5 million, Foreign Exchange revenues were $61.1 million, and Equities and Other Asset Classes revenues were $60.1 million. In comparison, for the third quarter of 2010, Rates revenues were $135.6 million, Credit revenues were $73.9 million, Foreign Exchange revenues were $44.4 million, and Equities and Other Asset Classes revenues were $38.3 million.

Rates revenues increased by 12.0 percent year-over-year in the third quarter of 2011, driven by strong growth in both voice-traded and fully electronic Rates brokerage. Despite lower corporate bond volumes industry-wide2, BGC’s Credit revenues increased by 13.0 percent year-on-year in the third quarter. BGC generated strong growth from both cash and derivatives desks, including better than 50 percent growth from e-brokered Credit products and an approximately 11 percent increase in voice/hybrid brokerage revenues, all compared to a year earlier. Foreign Exchange revenues increased by 37.5 percent versus the year-ago quarter due to continued strong growth in global volumes, BGC’s strength in Emerging Markets, and the Company’s continued overall market share gains. Revenues from Equities and Other Asset Classes increased by 56.6 percent year-over-year, driven primarily by the addition of Mint Partners3 and increased industry volumes.

In the third quarter of 2011, Rates represented 39.9 percent of total distributable earnings revenues, Credit 21.9 percent, Foreign Exchange 16.1 percent, and Equities and Other Asset Classes 15.8 percent. In comparison, for the third quarter of 2010, Rates represented 41.5 percent of total distributable earnings revenues, Credit 22.6 percent, Foreign Exchange 13.6 percent, and Equities and Other Asset Classes 11.7 percent.

Revenues related to fully electronic trading increased by 28.5 percent year-over-year to $38.9 million in the third quarter of 2011. This represented 10.2 percent of total distributable earnings revenues.4 In comparison, revenues related to fully electronic trading were $30.3 million or 9.3 percent of total distributable earnings revenues in the prior year period. This improvement was driven primarily by BGC’s growing suite of fully electronic interest rate derivatives products, as well as by double-digit percentage growth in e-broking revenues from U.S. Treasuries and Credit products.

Third Quarter Expenses

Total expenses on a distributable earnings basis were $317.9 million in the third quarter of 2011, compared with $279.6 million a year earlier. Total GAAP expenses were $384.4 million in the third quarter of 2011, compared with $300.1 million in the prior year period.

On a distributable earnings basis, the Company’s compensation and employee benefits were $203.2 million, versus $177.3 million in the year-earlier period. This represented 53.4 percent of distributable earnings revenues in the third quarter of 2011, an improvement versus 54.2 percent a year earlier. Under GAAP, compensation and employee benefits were $253.9 million, compared with $179.9 million a year earlier. This represented 66.8 percent of GAAP revenues in the third quarter of 2011, versus 55.1 percent a year earlier.

[2]	According to the U.S. Trade Reporting And Compliance Engine (“TRACE”). See the “COMPARABLE INDUSTRY VOLUMES” table in this release for this and other industry volume metrics.

[3]	Closed August 18, 2010.

[4]

For the third quarter of 2011, revenues related to fully electronic trading included $34.2 million in the “total brokerage revenues” line item. This amount represented 9.6 percent of brokerage revenues and was up by 34.5 percent year-over-year. In the year-earlier period, these figures were $25.4 million and 8.7 percent of brokerage revenues, respectively. Third quarter 2011 revenues related to fully electronic trading also included $4.7 million in the “fees from related parties” line item, which was down by 2.9 percent year-over-year versus $4.9 million a year-earlier.

The difference between third quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $50.4 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units and $0.3 million in expenses related to dividend equivalents to holders of RSUs.5

For the third quarter of 2011, non-compensation expenses were $114.7 million or 30.2 percent of revenues on a distributable earnings basis and $130.5 million or 34.4 percent of revenues under GAAP. In comparison, third quarter 2010 non-compensation expenses were $102.3 million or 31.3 percent of revenues on a distributable earnings basis and $114.4 million or 35.0 percent of revenues under GAAP.

Third Quarter Income

In the third quarter of 2011, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $62.6 million or $0.24 per fully diluted share, compared with $47.3 million or $0.20 per fully diluted share in the third quarter of 2010. The Company’s pre-tax distributable earnings margin was 16.4 percent in the third quarter of 2011 versus 14.5 percent in the prior year period.

BGC Partners recorded post-tax distributable earnings of $52.3 million or $0.20 per fully diluted share in the third quarter of 2011, compared with $39.5 million or $0.17 per fully diluted share in the third quarter of 2010. The Company’s post-tax distributable earnings margin was 13.7 percent in the third quarter of 2011 versus 12.1 percent in the prior year period.

The Company recorded GAAP net (loss) income from operations before income taxes of ($4.5) million, GAAP net (loss) income for fully diluted shares of ($2.0) million, and GAAP net (loss) income per fully diluted share of ($0.02) in the third quarter of 2011. A year earlier, these figures were $26.4 million, $16.0 million, and $0.07, respectively.

In the third quarter of 2011, the effective tax rate for distributable earnings was 15.0 percent, unchanged versus a year earlier.

The Company had a fully diluted weighted-average share count6 of 281.6 million in the third quarter of 2011 for distributable earnings and 124.3 million under GAAP. This compares with 249.9 million for the third quarter of 2010 on a distributable earnings basis, and 228.3 million on a GAAP basis. As of September 30, 2011, the Company’s fully diluted share count was 288.6 million, assuming conversion of the Convertible Notes.7

[5]

See the section of this release entitled “Distributable Earnings Results Compared with GAAP Results” for a more complete discussion of the differences between results under GAAP and distributable earnings for the periods mentioned in this release.

[6]

On April 1, 2010, BGC issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC issued an additional $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2011 and 2010 include an additional 33.5 million and 21.6 million shares, respectively, but exclude the interest related to these Convertible Senior Notes. BGC GAAP EPS calculation for the third quarter of 2011 and 2010 excludes the 33.5 million and 21.6 million weighted-average shares related to the Convertible Senior Notes, and includes the related interest expense, net of tax, because their effect would be anti-dilutive. BGC’s third quarter of 2011 GAAP per share calculations exclude the limited partnership units, founding/working partner units, Cantor units, and options, due to the GAAP loss during the period.

[7]	At quarter end, this figure includes 38.5 million shares related to the Convertible Notes.

Front Office Statistics

BGC Partners had 1,774 brokers and salespeople as of September 30, 2011, up 3.1 percent year-over-year compared to 1,721 a year earlier. Average revenue generated per front office employee8 for the third quarter of 2011 was up by 14.4 percent year-on-year to approximately $209,000 compared with approximately $183,000 in the third quarter of 2010.

Balance Sheet

As of September 30, 2011, the Company’s cash position, which it defines as cash and cash equivalents plus unencumbered securities held for liquidity purposes9, was $448.7 million; notes payable and collateralized borrowings were $336.7 million; book value per common share was $2.40; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “noncontrolling interest in subsidiaries”, and “total stockholders’ equity”, was $465.2 million. In comparison, as of December 31, 2010, the Company’s cash position was $374.1 million; notes payable and collateralized borrowings were $189.3 million; book value per common share was $2.47; and total capital was $425.0 million.

The increase in cash from year-end 2010 was due primarily to the net proceeds from the July 2011 Convertible Senior Notes issuance, an option exercise by Mr. Lutnick for cash, and proceeds from the issuance of Class A common stock as part of BGC’s controlled equity offering. These items were partially offset by the timing of both the securities clearance process and the settlement of receivables and payables, as well as cash used with respect to acquisitions, dispositions and/or resolutions of litigation, and for the redemption of units.

Fourth Quarter 2011 Outlook Compared with Results for the Fourth Quarter of 2010

•

The Company expects to generate distributable earnings revenues of between approximately $350 million and $380 million, an increase of approximately 9 to 18 percent compared with $322.5 million. This includes approximately $35 to $45 million expected to be recorded by Newmark.[10]

•	BGC Partners expects pre-tax distributable earnings to be between approximately $48 million and $54 million, an increase of approximately 6 to 19 percent versus $45.4 million.
•	BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 15 percent versus 10.9 percent.
•	BGC Partners expects post-tax distributable earnings to be between approximately $41 million and $46 million, an increase of approximately 3 to 16 percent versus $39.8 million.[11]

[8]

This includes revenues from “total brokerage revenues”, “market data”, “software solutions”, and the portion of “fees from related parties” related to fully electronic trading divided by the average number of salespeople and brokers for the quarter.

[9]

As of September 30, 2011, this includes $16.4 million in U.S. Treasury securities within the “securities owned” balance sheet line item, compared with $10.0 million as of December 31, 2010. BGC had not previously included these items, but had included “cash segregated under regulatory requirements” as part of its cash position.

[10]	The Newmark acquisition closed on October 14, 2011.

[11]

BGCs’ distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to the dilutive instruments, but includes the associated interest expense. In the fourth quarter of 2011, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.1 million while the post-tax interest expense is expected to be $5.2 million, while the associated weighted average share count is expected to be 38.5 million.

Dividends

On October 26, 2011, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on November 28, 2011 to Class A and Class B common stockholders of record as of November 14, 2011. This represents an increase of 21.4 percent year-over-year. The ex-dividend date will be November 9, 2011. The Company estimates that no less than 70 percent of dividends paid per share of common stock for each of the quarters of 2011 will be a nontaxable return of capital to common stockholders.12 Based upon an annualized dividend of $0.68 per share and the October 26, 2011 closing stock price of $6.83, BGC’s pre-tax dividend yield is 10.0 percent. For a New York City resident in the 35 percent Federal tax bracket and the 12.85 percent state and local tax bracket, the current taxable equivalent yield would be 16.3 percent when compared to a distribution, dividend, or interest payment that is fully taxable at ordinary rates and 12.1 percent when compared to a fully taxable qualified dividend.

Unit Redemptions, Exchangeability, and Share Repurchases

During the third quarter of 2011, BGC Partners agreed to grant exchangeability to 7.2 million PSUs and PSIs. Under GAAP, the Company was required to take a non-cash charge of $50.4 million relating to these grants of exchangeability to limited partnership units.

BGC Partners’ share repurchases and unit redemptions from January 1, 2011 through September 30, 2011 are detailed in the following table:

Period	Number of shares purchased	Effective average price per share
First Quarter	6,454	$8.50
Second Quarter	7,991	$8.94
July	—	—
August	—	—
September	—	—

Total Repurchases	14,445	$8.74

Period	Number of units redeemed	Average price per unit
First Quarter	195,904	$9.11
Second Quarter	844,698	$7.91
July	1,366,071	$7.61
August	1,719,327	$6.31
September	1,067,149	$6.34

Total Redemptions	5,193,149	$7.02

Total Repurchases and Redemptions	5,207,594	$7.03

The Company sold approximately 7.3 million shares through its controlled equity offering from January 1, 2011 through October 26, 2011 for net proceeds of approximately $53.1 million or $7.28 per share to offset redemptions.

As of September 30, 2011, the Company had approximately $31.2 million remaining from its $100 million share repurchase and unit redemption authorization. On October 26, 2011, the Company’s Board of Directors increased BGC’s share repurchase and unit redemption authorization to $100 million.

[12]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings will also include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs.
•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

Beginning with the first quarter of 2011, BGC’s definition of distributable earnings was revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGCs’ distributable earnings per share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive, or;

•	The fully diluted share count excludes the shares related to the dilutive instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues”, “income (loss) from operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Distributable Earnings Results Compared with GAAP Results

Third quarter 2011 GAAP revenues were reduced by $0.5 million due to BGC’s losses related to its equity investments, compared to a reduction of $0.5 million a year earlier. These non-cash items were not included in revenues for distributable earnings.

The difference between third quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $50.4 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units; and $0.3 million in expenses related to dividend equivalents to holders of RSUs. The difference between third quarter 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $1.5 million in non-cash charges relating to grants of exchangeability to limited partnership units; $0.6 million in expenses related to pre-merger grants of equity or units; and $0.4 million in expenses related to dividend equivalents to holders of RSUs.

The difference between non-compensation expenses in the third quarter of 2011 as calculated for GAAP and distributable earnings was due largely to an expected $10.4 million non-cash and non-dilutive donation of equity held personally by certain partners with respect to BGC’s 2011 annual charity day. This amount was recorded in “other expenses” but is expected to be offset by a contribution to additional paid-in capital for GAAP purposes and therefore should have had no economic impact on the Company or its balance sheet. Third quarter 2011 non-compensation expenses for distributable earnings also excluded $4.0 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and $1.4 million in other non-cash, non-dilutive, and non-economic charges relating to the Company’s previous assumption of the liability for a September 11, 2001 workers’ compensation policy. The difference between non-compensation expenses in the third quarter of 2010 as calculated for GAAP and distributable earnings includes a $9.0 million non-cash and non-dilutive donation of equity held personally by certain partners with respect to BGC’s 2010 annual charity day, which was offset by a contribution to additional paid-in capital for GAAP purposes as discussed above. Third quarter 2010 non-compensation expenses for distributable earnings also excluded $1.6 million in acquisition-related costs not capitalized for GAAP, and $1.5 million in other non-cash, non-dilutive, and non-economic GAAP charges relating to the aforementioned workers’ compensation policy.

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares and/or partnership units.

BGC Partners’ common dividend is based on post-tax distributable earnings per fully diluted share, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. Federal tax principles for the year ended December 31, 2011. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities generally not taxable under U.S. Federal tax principles. The Company believes not less than 70 percent of its common dividend paid for earnings generated in 2011 will be treated as a nontaxable return of capital for common stockholders.

Under U.S. Federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution,” is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners believes that a portion of its dividends paid to common stockholders in the year ended December 31, 2011 is expected to be treated under U.S. Federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining portion of the dividend is expected to be treated as a qualified dividend for U.S. Federal income tax purposes. The portion of the common dividend taxable as a qualified dividend for U.S. Federal income tax purposes will be reported to U.S. recipients of BGC’s dividend on the IRS Forms 1099-DIV and to non-U.S. recipients on IRS Forms 1042-S. These forms will be sent to common stockholders in early 2012.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

Conference Call and Investor Presentation

The Company will host a conference call today, October 27, 2011, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues, will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date—Start Time:	10/27/2011 10:00 AM Eastern Time
U.S. Dial In:	888-679-8018
International Dial In:	617-213-4845
Participant Passcode:	27108980
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=P8R48T66Y

REPLAY:
Available From—To:	10/27/2011 12:00 PM—11/03/2011 11:59 PM
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	99335960

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial markets, specializing in the broking of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, property derivatives, commodities, futures, and structured products. BGC also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC’s integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in certain markets, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange. Through its eSpeed, BGC Trader, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in over 35 major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington D.C. and Zurich. For more information, please visit www.bgcpartners.com.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent 10-K and any updates to such risk factors contained in subsequent Form 10-Q or 8-K filings.

Contacts

Americas Media: Hannah Sloane 212-294-7938	Investors: Jason McGruder 212-829-4988

EMEA & APAC Media: Deborah Spencer + 44 207 894 7961	Ben Goldman 212-610-3680

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP

(in thousands, except per share data)

(unaudited)

	September 30, 2001	December 31, 2010
Assets:
Cash and cash equivalents	$432,316	$364,104
Cash segregated under regulatory requirements	3,336	2,398
Loan receivables from related parties	980	980
Securities owned	16,473	11,096
Marketable securities	2,279	4,600
Receivables from brokers-dealers, clearing organizations, customers and related broker-dealers	748,850	474,269
Accrued commissions receivable, net	177,221	132,885
Loans, forgivable loans and other receivables from employees and partners	179,760	151,328
Fixed assets, net	129,233	133,428
Investments	21,783	25,107
Goodwill	81,651	82,853
Other intangible assets, net	11,528	13,603
Receivables from related parties	10,953	4,958
Other assets	85,640	68,705

Total assets	$1,902,003	$1,470,314

Liabilities, Redeemable Partnership Interest, and Equity:
Accrued compensation	$157,360	$155,538
Payables to brokers-dealers, clearing organizations, customers and related broker-dealers	690,871	429,477
Payables to related parties	8,378	10,262
Accounts payable, accrued and other liabilities	240,264	256,023
Deferred revenue	3,258	4,714
Notes payable and collateralized borrowings	336,671	189,258

Total liabilities	1,436,802	1,045,272
Redeemable partnership interest	87,312	93,186
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 110,182 and 88,192 shares issued at September 30, 2011 and December 31, 2010, respectively; and 92,231 and 70,256 shares outstanding at September 30, 2011 and December 31, 2010, respectively	1,102	881
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 and 25,848 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively, convertible into Class A common stock	348	258
Additional paid-in capital	478,205	366,827
Contingent Class A common stock	3,171	3,171
Treasury stock, at cost: 17,951 and 17,936 shares of Class A common stock at September 30, 2011 and December 31, 2010, respectively	(109,753)	(109,627)
Retained deficit	(62,518)	(23,616)
Accumulated other comprehensive loss	(5,131)	(977)

Total stockholders’ equity	305,424	236,917

Noncontrolling interest in subsidiaries	72,465	94,939

Total equity	377,889	331,856

Total liabilities, redeemable partnership interest and equity	$1,902,003	$1,470,314

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP

(in thousands, except per share data)

(unaudited)

	Q3	Q3
	2011	2010
Revenues:
Commissions	$261,496	$208,918
Principal transactions	94,997	83,381

Total brokerage revenues	356,493	292,299
Fees from related parties	15,220	16,413
Market data	4,556	4,614
Software solutions	2,328	1,816
Interest income	1,730	1,199
Other revenues	1,283	11,770
Losses on equity investments	(1,675)	(1,609)

Total revenues	379,935	326,502

Expenses:
Compensation and employee benefits	253,879	179,871
Allocation of net income to limited partnership units and founding/working partner units	—	5,824

Total compensation and employee benefits	253,879	185,695
Occupancy and equipment	29,943	28,161
Fees to related parties	3,297	3,061
Professional and consulting fees	19,625	10,773
Communications	21,508	19,459
Selling and promotion	19,507	17,183
Commissions and floor brokerage	6,539	4,564
Interest expense	6,754	3,796
Other expenses	23,365	27,436

Total non-compensation expenses	130,538	114,433

Total expenses	384,417	300,128
(Loss) income from operations before income taxes	(4,482)	26,374
(Benefit) provision for income taxes	(1,338)	6,878

Consolidated net (loss) income	(3,144)	19,496

Less: Net (loss) income attributable to noncontrolling interest in subsidiaries	(1,111)	13,272

Net (loss) income available to common stockholders	$(2,033)	$6,224

Per share data:
Basic earnings per share
Net (loss) income available to common stockholders	$(2,033)	$6,224

Basic (loss) earnings per share	$(0.02)	$0.07

Basic weighted-average shares of common stock outstanding	124,279	91,225

Fully diluted earnings per share
Net (loss) income for fully diluted shares	$(2,033)	$15,979

Fully diluted (loss) earnings per share	$(0.02)	$0.07

Fully diluted weighted-average shares of common stock outstanding	124,279	228,288

Dividends declared per share of common stock	$0.17	$0.14

Dividends declared and paid per share of common stock	$0.17	$0.14

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	Q3 2011	Q3 2010
Revenues:
Brokerage revenues:
Rates	$151,813	$135,596
Credit	83,507	73,923
Equities and other asset classes	60,053	38,340
Foreign exchange	61,120	44,439

Total brokerage revenues	356,493	292,299
Market data and software solutions	6,884	6,430
Fees from related parties, interest and other revenues	17,087	28,236

Total revenues	380,464	326,965

Expenses:
Compensation and employee benefits (a)	203,163	177,312
Other expenses (b)	114,725	102,325

Total expenses	317,888	279,637

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	62,576	47,328

Noncontrolling interest in subsidiaries (c)	881	779
Provision for income taxes	9,387	7,098

Post-tax distributable earnings to fully diluted shareholders	$52,308	$39,451

Earnings per share:
Fully diluted pre-tax distributable earnings per share (d)	$0.24	$0.20

Fully diluted post-tax distributable earnings per share (d)	$0.20	$0.17

Fully diluted weighted-average shares of common stock outstanding	281,649	249,899

Total Revenues	$380,464	$326,965

Total compensation expense	$203,163	$177,312

Compensation expense as a percent of revenues	53.4%	54.2%

Non-compensation expense as a percent of revenues	30.2%	31.3%

Pre-tax distributable earnings margins (on distributable earnings revenues)	16.4%	14.5%

Post-tax distributable earnings margins (on distributable earnings revenues)	13.7%	12.1%

Effective tax rate	15.0%	15.0%

Notes and Assumptions

(a)	Compensation and employee benefits excludes charges associated with: the grant of exchangeability to limited partnership units; allocations of net income to founding/working partner units and limited partnership units; dividend equivalents paid to restricted stock unit holders; and compensation expenses related to pre-merger grants of equity or units.
(b)	Other expenses exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation and gains and charges related to other non-cash, non-dilutive, non-economic items.
(c)	Noncontrolling interest allocation associated with joint ownership of administrative services company.
(d)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.5 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2011 and 2010 include an additional 33.5 million and 21.6 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	Q3 2011	Q3 2010
GAAP (loss) income from continuing operations before income taxes	$(4,482)	$26,374
Allocation of net income to founding/working partner units	—	2,892
Allocation of net income to limited partnership units	—	2,932

Pro forma pre-tax operating (loss) income available to fully diluted shareholders	(4,482)	32,198

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units (a)	35	576
Dividend equivalents to RSUs	268	440
Non-cash losses related to equity investments	529	463
Donations by partners, re: Charity Day	10,444	9,005
Acquisition costs not capitalized for GAAP	—	1,554
Other non-cash, non-dilutive, non-economic items	1,369	1,549
Grant of exchangeability to limited partnership units	50,413	1,543
Gains and charges with respect to acquisitions, dispositions and resolutions of litigation (c)	4,000	—

Total pre-tax adjustments	67,058	15,130
Pre-tax distributable earnings	$62,576	$47,328

GAAP net (loss) income available to common stockholders	$(2,033)	$6,224
Allocation of net income to founding/working partner units	—	2,892
Allocation of net income to limited partnership units	—	2,932
Allocation of net (loss) income to Cantor’s noncontrolling interest in subsidiaries	(1,992)	12,493

Pro forma net (loss) income for fully diluted shares	$(4,025)	$24,541
Total pre-tax adjustments (from above)	67,058	15,130
Income tax adjustment to reflect effective tax rate	(10,725)	(220)

Post-tax distributable earnings	$52,308	$39,451

Pre-tax distributable earnings per share (b)	0.24	0.20

Post-tax distributable earnings per share (b)	0.20	0.17

Fully diluted weighted-average shares of common stock outstanding	281,649	249,899

(a)	Compensation expenses related to pre-merger grants of equity or units include expense for restricted stock units and REUs granted pre-merger.
(b)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.5 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2011 and 2010 include an additional 33.5 million and 21.6 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.
(c)	Beginning with the first quarter of 2011, distributable earnings has been revised to exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

				% Change	% Change
	3Q10	2Q11	3Q11	3Q11 vs. 2Q11	3Q11 vs. 3Q10
Notional Volume (in $US billions)
Fully Electronic Rates*	10,654	13,939	14,300	2.6%	34.2%
Fully Electronic FX, Credit, Equities & Other**	737	928	848	(8.6%)	15.2%

Total Fully Electronic Volume	11,391	14,867	15,149	1.9%	33.0%

HYBRID***
Total Hybrid Volume	28,889	39,675	33,418	(15.8%)	15.7%

TOTAL Hybrid & Fully Electronic Volume	40,280	54,542	48,567	(11.0%)	20.6%

Transaction Count
Fully Electronic Rates*	4,308,335	5,712,960	6,485,792	13.5%	50.5%
Fully Electronic FX, Credit, Equities & Other**	354,444	456,951	398,273	(12.8%)	12.4%

Total Fully Electronic Transactions	4,662,779	6,169,911	6,884,065	11.6%	47.6%

HYBRID
Total Hybrid Transactions	517,004	629,529	467,009	(25.8%)	(9.7%)

TOTAL Hybrid and Fully Electronic Transactions	5,179,783	6,799,440	7,351,074	8.1%	41.9%

Trading Days	64	63	64

*       Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.

**     Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.

***  Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

COMPARABLE INDUSTRY VOLUMES:

				% Change	% Change
	3Q10	2Q11	3Q11	3Q11 vs. 2Q11	3Q11 vs. 3Q10
Global Interest Rate Futures Volume (1)
CBOT—US Treasury Contracts	147,407,832	172,881,816	180,975,036	4.7%	22.8%
CME—Euro $ Contracts	104,898,954	158,463,693	147,067,162	(7.2%)	40.2%
EUREX—Bund Contracts	58,316,073	63,950,742	65,226,073	2.0%	11.8%
ELX—US Treasury Contracts	2,071,651	3,798,348	2,761,940	(27.3%)	33.3%
ELX—Euro $ Contracts	214,174	1,198,634	1,055,712	(11.9%)	392.9%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	32,389	37,436	37,973	1.4%	17.2%
Average Daily UST Volume	506	594	593	(0.2%)	17.2%

CME FX Futures Volume (3)	55,460,000	57,831,543	63,236,000	9.3%	14.0%

CLS FX Avg Daily Values—in millions (4)	4,237,000	4,833,333	5,296,000	9.6%	25.0%
CLS FX Avg Daily Volumes (4)	740,582	912,385	1,062,561	16.5%	43.5%

NYSE—Volume (shares traded)—in millions (5)	141,958	121,096	125,712	3.8%	(11.4%)
Transaction Value—in millions	4,229,910	4,297,130	5,278,910	22.8%	24.8%

NASDAQ—Volume (shares traded)—in millions (6)	483,094	452,803	560,502	23.8%	16.0%
Transaction Value—in millions (7)	2,993,310	3,249,109	3,932,083	21.0%	31.4%

Total Industry Equity Option Volume (8)	798,991,395	992,810,265	1,182,553,852	19.1%	48.0%

Euronext Equity Derivatives (9)	118,533	192,979	126,944	(34.2%)	7.1%

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,076,569	1,063,319	1,031,448	(3.0%)	(4.2%)
Average Daily All Bond Dollar Volume	16,821	16,878	16,116	(4.5%)	(4.2%)

Sources:

(1)	Futures Industry Association—Monthly Volume Report—(www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html—Federal Reserve Bank
(3)	CME Group—www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	NYSE—www.nyse.com
(6)	NASDAQ—www.nasdaqtrader.com
(7)	Includes Transaction Value for NASDAQ listed securities only
(8)	OCC- www.optionsclearing.com
(9)	Euronext—www.euronext.com
(10)	Bloomberg